CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

RAND CAPITAL CORPORATION

Under Section 805 of the

Business Corporation Law

Rand Capital Corporation, a corporation organized and existing under and by virtue of the Business Corporation Law of the State of New York,

DOES HEREBY CERTIFY:

1. The current name of the corporation is Rand Capital Corporation (the “corporation”).

2. The Certificate of Incorporation of the corporation was filed by the Department of State of the State of New York on February 24, 1969.

3. The Certificate of Incorporation of the corporation is hereby amended to increase the authorized shares of the corporation from 10,500,000 shares, of which 500,000 shares are preferred shares, par value $10.00 per share, and 10,000,000 shares are common shares, par value $.10 per share, to 100,500,000 shares, of which 500,000 shares shall be preferred shares, par value $10.00 per share, and 100,000,000 shares shall be common shares, par value $.10 per share.

To effectuate such amendment, Paragraph 4.(a). of the Certificate of Incorporation of the corporation is hereby amended to read in its entirety as follows:

“4.(a). The aggregate number of shares which the corporation shall have the authority to issue is ONE HUNDRED MILLION FIVE HUNDRED THOUSAND (100,500,000) shares, of which FIVE HUNDRED THOUSAND (500,000) shares shall be Preferred Shares, par value $10.00 per share, and ONE HUNDRED MILLION (100,000,000) shares shall be Common Shares, par value $.10 per share.”

4. Except for the increase in the number of the corporation’s common shares authorized, the corporation’s common shares, par value $.10 per share, and preferred shares, par value $10.00 per share, will not be affected by this certificate of amendment. Immediately prior to the filing of this certificate of amendment, 6,321,988 common shares, par value $.10 per share, were issued and outstanding, 541,046 common shares, par value $.10 per share, were held as treasury shares, 3,136,966 common shares, par value $.10 per share, were authorized for issuance but unissued, and 500,000 preferred shares, par value $10.00 per share, were authorized for issuance but unissued. Immediately after the filing of this certificate of amendment, 6,321,988 common shares, par value $.10 per share, will be issued and outstanding, 541,046 common shares, par value $.10 per share, will be held as treasury shares, 93,136,966 common shares, par value $.10 per share, will be authorized for issuance but unissued, and 500,000 preferred shares, par value $10.00 per share, will be authorized for issuance but unissued.

5. The certificate of amendment was authorized by the vote of the board of directors of the corporation followed by a vote of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has signed this certificate and affirmed it as true under penalties of perjury this 7th day of November, 2019.

RAND CAPITAL CORPORATION

By:	/s/ Allen F. Grum
Name:	Allen F. Grum
Title:	President and Chief Executive Officer

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

RAND CAPITAL CORPORATION

Under Section 805 of the

Business Corporation Law

Filed by:	Deborah E. Kalstek, Paralegal
Hodgson Russ LLP
140 Pearl Street, Suite 100
Buffalo, NY 14202